Exhibit 99.1

2400 Xenium Lane North, Plymouth, MN 55441 ▪ (763) 551-5000 ▪ www.christopherandbanks.com

FOR:	Christopher & Banks Corporation

COMPANY CONTACT:	Peter G. Michielutti
Executive Vice President,
Chief Operating Officer and
Chief Financial Officer
(763) 551-5000

INVESTOR RELATIONS CONTACT:	Jean Fontana
ICR, Inc.
(646) 277-1214

MEDIA CONTACT:	Corporate Communications:
ICR, Inc.
Phil Denning
(646) 277-1258

CHRISTOPHER & BANKS CORPORATION NAMES

EDWIN J. HOLMAN, A SEASONED RETAILER, TO ITS BOARD OF DIRECTORS

Minneapolis, MN, March 30, 2015 – Christopher & Banks Corporation (NYSE: CBK) today announced that Edwin J. Holman has been elected to its Board of Directors, following the completion of an extensive search process with the assistance of a national search firm.  Mr. Holman’s election becomes effective the first business day following the filing with the SEC of the Company’s Form 10-K Report for the fiscal year ended January 31, 2015, which filing is expected to be made on or about Friday, April 3, 2015.  The election of Mr. Holman increases the number of Board members to nine and the number of independent directors to eight.  Mr. Holman is also expected to be a nominee for election at the Company’s next Annual Meeting of Stockholders.

Mr. Holman, age 68, served as interim Chief Executive Officer of The Pantry, Inc. from October 5, 2011, until March 5, 2012.  Previously, he served as Chairman and Chief Executive Officer of Macy’s Central, a division of Macy’s Inc., from 2004-2009, and as President and CEO of Galyans Trading Company, a public company, from 2003-2004.  He has a wide breadth of department store and specialty retail experience having served in senior executive positions at a variety of retailers, including Bloomingdale’s; Petrie Retail, Inc.; the Rich’s/Lazarus/ Goldsmiths divisions of Federated Department Stores, Inc.; Woodward & Lothrop; The Carter Hawley Hale Stores; and The Neiman Marcus Group.

Mr. Holman has been a member of the Board of Directors of La-Z-Boy, Inc. since 2010.  Mr. Holman previously served as a director on the boards of several other public companies, including the Pantry, Inc. (2005-2014), Office Max (2003) and Circle International (1994-2000).  Mr. Holman is also a 2011 National Association of Corporate Directors (NACD) Governance Fellow.

Paul L. Snyder, Chair of the Board of Directors, commented, “We are extremely pleased to have another seasoned retailer join our Board.  We look forward to working with Ed and are confident the Company will benefit from his considerable business acumen and retail expertise.”

About Christopher & Banks Corporation

Christopher & Banks Corporation is a Minneapolis-based specialty retailer of women’s clothing.  As of March 27, 2015, the Company operates 516 stores in 43 states consisting of 165 Christopher & Banks stores, 80 stores in its women’s plus size clothing division CJ Banks, 225 MPW stores and 46 outlet stores.  The Company also operates the www.ChristopherandBanks.com eCommerce website.

Keywords:  Christopher & Banks, CJ Banks, Women’s Clothing, Plus Size Clothing, Petites, Extended Sizes, Outfits.

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